Shareholder Letter Q4 2024 JO B Y A V IA T IO N FE B R U A RY 2 6, 2 02 5 JO B YA V IA T IO N .C O M

Record certification progress Successful demonstration flights in Korea Targeting first passenger operations in late 2025 or early 2026 Five aircraft in flight test fleet, second delivered to Edwards Air Force Base First vertiport in Dubai network under construction $933 million in cash and short-term investments plus additional $500M commitment from Toyota The second tranche of the Toyota investment is subject to closing conditions described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2024, and is not guaranteed. Joby AviationQ4 2024 Shareholder Letter February 26, 2025 2 Highlights

Record Certification Progress

WE SAW THE MOST SIGNIFICANT PROGRESS on the fourth stage of the type certification process to date, with a 12 percentage point increase on the Joby side and a 10 point increase on the FAA side, bringing us to more than 50% complete on the Joby side.

We marked a key milestone with the successful completion of our first FAA 'for-credit' test on a major aerostructure and we completed our first Type Inspection Authorization ("TIA") testing with the FAA, using our flight simulation lab and conforming flight deck to perform human factors testing with FAA pilots. Completion of our first TIA testing is an acknowledgment by the FAA of the maturity of our certification program.

We also welcomed FAA pilots and engineers assigned to our certification program to Marina where they flew in our simulator some of the exact test cards we intend to use for flight TIA. Afterwards, the FAA pilots observed as Joby pilots flew those same test cards in the aircraft as part of our ongoing inhabited flight test campaign.

We expect to continue expanding engagements like these as we prepare for flight TIA, which we plan to begin in the next 12 months.

DATA AS OF FEBRUARY 25, 2025


STAGE 1
Certification Basis
JOBY
100%
FAA
100%
STAGE 2
Means of Compliance
97%
97%
STAGE 3
Certification Plans
100%
100%
STAGE 4
Testing & Analysis
53%
31%
STAGE 5
Show & Verify
3%
1%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of February 25, 2025. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.





Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation 3

WE REACHED OUR TARGET of achieving the capacity to build parts equivalent to one aircraft per month. A majority of these parts are destined for testing as part of the certification process. We also rolled out and flew our fourth production prototype, bringing the total number of aircraft in our flight test fleet to five. Having access to a fleet of this size is unparalleled in our industry and allows us to rigorously test the performance of our aircraft while perfecting our production processes. Over 95% of the composite components produced on our manufacturing lines are now fully conforming and the expansion of our Marina facility remains on track. The new facility will more than double our footprint in Marina, supporting expanded manufacturing and flight training. We remain on track to deliver the first parts from our Ohio facility in mid-2025. Manufacturing Progress Joby AviationQ4 2024 Shareholder Letter February 26, 2025 4

WE CONTINUE TO BE THE ONLY COMPANY in our sector to have delivered an electric air taxi on-base to our DoD partners. In January 2025, a second Joby aircraft was delivered to Edwards Air Force Base to expand ongoing flight testing with our U.S. Air Force partners. We also became the first company to complete a training program covering the maintenance of our aircraft, having previously trained four U.S. Air Force pilots to fly it. In 2024, we also became the first company to demonstrate a hybrid hydrogen-electric aircraft to our DoD partners, completing multiple flights exceeding 500 miles including vertical take-offs and landings. Leveraging our vertical integration, this program demonstrated our ability to rapidly deliver versions of our core aircraft with different powertrains in order to meet varying performance requirements for our government partners. Defense Partnerships Joby AviationQ4 2024 Shareholder Letter February 26, 2025 5

CONSTRUCTION HAS BEGUN on the first vertiport in our planned network. Situated at Dubai International Airport, the vertiport is being built by Joby partners Dubai Road and Transport Authority and Skyports. Three additional vertiports are planned for Palm Jumeirah, Dubai Downtown, and Dubai Marina. We signed a strategic partnership with Jetex, a global leader in executive aviation, that will focus on using Joby aircraft to connect Jetex locations across the Middle East. Jetex VIP terminals include flagship locations at Al Maktoum International Airport in Dubai and Al Bateen Executive Airport in Abu Dhabi, providing seamless access to key financial, tourist, and entertainment destinations within the UAE. In the U.S., we received a Part 141 certificate from the FAA for our flight academy as well as FAA acceptance for our air operations voluntary Safety Management System, as established under Part 5. With the Part 141 certificate, Joby Aviation Academy can deliver streamlined pilot training to efficiently and economically develop a pipeline of qualified pilots in advance of commercial air taxi operations. By the middle of this year, we plan to deliver our first aircraft to Dubai and begin in-market testing. We intend to carry our first passengers in the Emirate in late 2025 or early 2026. Preparing for Commercial Operations Joby AviationQ4 2024 Shareholder Letter February 26, 2025 6 Render of planned vertiport at Dubai International Airport.

Demonstration Flights in Korea WE BECAME THE FIRST COMPANY to fly an electric air taxi in Korea’s K-UAM Grand Challenge, launched in 2023 by Korea’s Ministry of Land, Infrastructure and Transport to support the commercialization of air taxis in the Korean market. Over the course of a week, we completed a range of missions demonstrating various flight profiles and conditions, including fully wing-borne flight. Joby participated in the Grand Challenge as part of the “K-UAM Dream Team,” a consortium that includes SK Telecom, Hanwha Systems, TMAP and Korea Airports Corporation, which operates the vast majority of airports in Korea. Joby AviationQ4 2024 Shareholder Letter February 26, 2025 7

FIGHT ON!
INAUGURAL
DELTA

Our aircraft served as a backdrop for the LA Area Chamber of Commerce's Inaugural Reception at USC.


DELTA

We were featured in Delta's Centennial celebration at the Sphere in Las Vegas.


N544JX

Ongoing flight testing in Marina, CA.



We received our Part 141 certificate from the FAA, enabling Joby Aviation Academy to deliver streamlined pilot training.



Image from Microsoft Flight Simulator 2024 that won Screenshot of the Week, taken by Instagram user @ericrensel.



FAA pilots and engineers assigned to our certification program observed Joby pilots flying test cards we intend to perform for TIA flight testing.

Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation 8

Fourth Quarter 2024 Financial Summary IN THE FOURTH QUARTER OF 2024, our financial results reflected our ongoing investments to advance the certification progress of our electric aircraft and to prepare for commercialization of a fast, quiet and convenient service in cities around the world. Net loss for the fourth quarter of 2024 was $246.3 million, comprising a net operating loss of $149.9 million and other loss of $96.4 million. Net operating loss primarily reflected costs and expenses to support the certification and manufacturing of our aircraft. Operating expenses included non-cash stock- based compensation of $21.7 million, and depreciation and amortization of $9.5 million. Other loss was primarily comprised of non-cash loss on revaluation of warrants and earnout shares of $106.7 million, partially offset by interest and other income of $9.8 million. Compared with the fourth quarter of 2023, net loss for the fourth quarter of 2024 increased by $131.2 million primarily due to increases in the non- cash loss on revaluation of warrants and earnout shares of $106.9 million. The remaining increase is due to an increase in operating expenses and a decrease in interest and other income. The increase in operating expenses reflected growth in our organization to support certification, manufacturing, and go-to-market activities, and increased purchases of prototype parts for manufacturing, testing and certification. Sequentially, compared to the net loss for the third quarter of 2024, net loss increased by $102.4 million, primarily due to an increase in the non-cash loss on revaluation of warrants and earnout shares, partially offset by lower operating expenses. The operating expenses for the fourth quarter of 2024 totaled $149.9 million and reflected costs to support certification and manufacturing of our aircraft. Operating expenses included stock based compensation of $21.7 million and depreciation and amortization of $9.5 million. Adjusted EBITDA in the fourth quarter of 2024 was a loss of $118.7 million, primarily reflecting employee related costs associated with the development, certification and manufacturing of the aircraft. The adjusted EBITDA loss was $22.5 million higher than in the fourth quarter of 2023 and $1.7 million lower than in the prior quarter. Adjusted EBITDA is a non-GAAP metric that excludes the loss from the revaluation of our derivative liabilities, stock-based compensation expense, depreciation and amortization, interest income and expense, and other non-operating costs. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Loss to Adjusted EBITDA. We ended the fourth quarter of 2024 with $932.9 million in cash, cash equivalents, and investments in marketable securities. This includes $221.9 million and $128.8 million of net proceeds received during the fourth quarter of 2024 from an underwritten public offering and an at-the- market public offering, respectively. As expected, use of cash, cash equivalents and short-term investments during 2024, excluding the net proceeds from public offerings, was $450.1 million, at the lower end of our guidance of $440 to $470 million dollars. 2025 OUTLOOK As we prepare for important milestones ahead, including certification of our aircraft by regulatory authorities and initial passenger operations, our focus in 2025 will be on further advancing certification and testing of our aircraft, completion of our Marina, CA facility expansion, beginning aircraft component production at our Dayton, OH facility, aircraft testing in Dubai, and continued collaboration with partners such as Toyota, Delta, and Uber. We estimate that our use of cash, cash equivalents and short-term investments during 2025 will range between $500–$540 million. Joby AviationQ4 2024 Shareholder Letter February 26, 2025 9

Consolidated Statement of Operations

JOBY AVIATION, INC. AND SUBSIDIARIES

Unaudited (in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,	
	2024	2023	2024	2023
Revenue:				
Flight services	$ 55	$ 1,032	$ 136	$ 1,032
Operating expenses:				
Flight services	22	200	67	200
Research and development	122,385	102,123	477,156	367,049
Selling, general and administrative	27,523	26,951	119,667	105,877
Total operating expenses	149,930	129,274	596,890	473,126
Loss from operations	(149,875)	(128,242)	(596,754)	(472,094)
Interest and other income, net	9,784	12,867	42,822	45,561
Gain (Loss) from change in fair value of warrants and earnout shares	(106,656)	293	(53,973)	(86,378)
Total other income (loss), net	(96,872)	13,160	(11,151)	(40,817)
Loss before income taxes	(246,747)	(115,082)	(607,905)	(512,911)
Income tax expense (benefit)	(470)	21	129	139
Net loss	$ (246,277)	$ (115,103)	$ (608,034)	$ (513,050)
Net loss per share, basic and diluted	$ (0.34)	$ (0.17)	$ (0.87)	$ (0.79)
Weighted-average common stock outstanding, basic and diluted	732,783,965	676,155,677	699,794,747	647,907,598

Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation 10

Consolidated Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Consolidated alance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) December 31, 2024 December 31, 2023 Assets urrent assets: ash and cash equivalents $ 199,627 $ 204,017 Short-term investments 733,224 828,233 Total cash, cash equivalents and short-term investments 932,851 1,032,250 ther receivables 16,044 4,659 Prepaid expenses and other current assets 20,710 18,842 Total current assets 969,605 1,055,751 Property and equipment, net 120,954 103,430 perating lease right-of-use assets 28,689 28,286 estricted cash 762 762 Intangible assets 8,127 6,585 Goodwill 14,322 14,011 ther non-current assets 61,006 60,610 Total assets $ 1,203,465 $ 1,269,435 iabilities and stoc holders e uit urrent liabilities: Accounts payable $ 4,261 $ 3,006 perating lease liabilities, current portion 5,031 4,312 Accrued and other current liabilities 38,842 37,818 Total current liabilities 48,134 45,136 perating lease liabilities, net of current portion 26,178 26,349 Warrant liability 95,410 62,936 Earnout shares liability 117,416 95,969 ther non-current liabilities 3,964 4,683 Total liabilities 291,102 235,073 ommitments and contingencies Stockholders equity: Preferred stock ommon stock 78 70 Additional paid-in capital 2,768,605 2,282,475 Accumulated deficit (1,855,737) (1,247,703) Accumulated other comprehensive loss (583) (480) Total stockholders equity 912,363 1,034,362 Total liabilities and stockholders equity $ 1,203,465 $ 1,269,435 Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation FS-2 Joby AviationQ4 2024 Shareholder Letter February 26, 2025 11

Consolidated Statement of Cash Flows

JOBY AVIATION, INC. AND SUBSIDIARIES
Unaudited (in thousands)

	Year ended December 31,	
	2024	2023
Cash flows from operating activities		
Net loss	$ (608,034)	$ (513,050)
Reconciliation of net loss to net cash used in operating activities:		
Depreciation and amortization expense	35,572	30,493
Stock-based compensation expense	104,446	93,636
Loss from change in the fair value of warrants and earnout shares	53,973	86,378
Net accretion of investments in marketable debt securities	(15,821)	(20,202)
Changes in operating assets and liabilities		
Other receivables and prepaid expenses and other current assets	(11,803)	(573)
Other non-current assets	(545)	309
Accounts payable and accrued and other current liabilities	6,116	6,442
Non-current liabilities	(171)	2,736
Net cash used in operating activities	(436,267)	(313,831)
Cash flows from investing activities		
Purchases of marketable securities	(603,777)	(809,978)
Proceeds from sales and maturities of marketable securities	715,157	920,879
Purchases of property and equipment	(40,617)	(30,597)
Net cash provided by investing activities	70,763	80,304
Cash flows from financing activities		
Underwritten public offering gross proceeds	232,300	—
Underwritten public offering commission and offering expenses	(10,446)	—
At-the-market public offering gross proceeds	133,019	—
At-the-market public offering commission and offering expenses	(4,183)	—
Proceeds from issuance of common stock in private placement, net	—	280,110
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	11,200	6,918
Proceeds from the exercise of stock options and warrants issuance	1,659	2,055
Repayments of tenant improvement loan and obligations under finance lease	(2,435)	(844)
Net cash provided by financing activities	361,114	288,239
Net change in cash, cash equivalents and restricted cash	(4,390)	54,712
Cash, cash equivalents and restricted cash, at the beginning of the period	204,779	150,067
Cash, cash equivalents and restricted cash, at the end of the period	$ 200,389	$ 204,779
Reconciliation of cash, cash equivalents and restricted cash to balance sheets		
Cash and cash equivalents	$ 199,627	$ 204,017
Restricted cash	762	762
Cash, cash equivalents and restricted cash	$ 200,389	$ 204,779
Non-cash investing and financing activities		
Unpaid property and equipment purchases	$ 6,536	$ 1,769
Property and equipment purchased through finance leases	$ 2,537	$ 5,221
Right of use assets acquired through operating leases	$ 5,115	$ 5,652
Net non-cash assets acquired	$ 9,472	$ —

Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation 12

Non-GAAP Financial Measures JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) ADJUSTED EBITDA is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, income from equity-method investments unrelated to core operations, impact from revaluation of non-operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income is as follows: Three months ended December 31, Year ended December 31, 2024 2023 2024 2023 Net loss $ (246,277) $ (115,103) $ (608,034) $ (513,050) Income tax expense (benefit) (470) 21 129 139 Loss before income taxes (246,747) (115,082) (607,905) (512,911) Interest and other income, net (9,784) (12,867) (42,822) (45,561) Loss (Gain) from change in the fair value of warrants and earnout shares 106,656 (293) 53,973 86,378 Loss from operations (149,875) (128,242) (596,754) (472,094) Stock-based compensation expense 21,666 23,889 104,446 93,636 Depreciation and amortization expense 9,477 8,141 35,572 30,493 Adjusted EBITDA $ (118,732) $ (96,212) $ (456,736) $ (347,965) Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation FS-4 l e es ADJUSTED EBITDA is a non-GAAP measure of operating performance that is incl ded o communicate the fin cial performance of activities ssociated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest inco , interest expense, income tax expense (benefit), depreciation and amortization expense, st ck-based compensation expense, impact from revaluation of non-operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period t period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA. J I I N, INC. AND SUBSIDIARIES naudited (in thousands) Joby AviationQ4 2024 Shareholder Letter February 26, 2025 13 A reconciliation of Net Loss to Adjusted EBITDA is as follows:

Upcoming Events Today’s Webcast Details FOURTH QUARTER 2024 FINANCIAL RESULTS WEBCAST The Company will host a webcast and conference call at 5:00pm ET (2:00pm PT) on February 26, 2025. The webcast will be publicly available in the Financial Results section of the company’s investor website: ir.jobyaviation.com. RAYMOND JAMES 46TH ANNUAL INSTITUTIONAL INVESTORS CONFERENCE CANTOR FITZGERALD GLOBAL TECHNOLOGY CONFERENCE J.P. MORGAN INDUSTRIALS CONFERENCE Joby AviationQ4 2024 Shareholder Letter February 26, 2025 14

Forward-Looking Statements





THIS SHAREHOLDER LETTER contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing, and expected manufacturing and flight test capabilities and timing, including plans to begin flight TIA within the next 12 months; our planned operations with the Department of Defense; plans and timing related to certification and operation of our aircraft in the United Arab Emirates, including our plans to deliver our first aircraft to Dubai and begin in-market testing in mid-2025 and plans to carry our first passengers in late 2025 or early 2026; the expected timing of the Toyota investment and plans to establish a manufacturing alliance, including the expected benefits of such alliance; potential routes and vertiport locations for our services; expected expansion of our manufacturing facilities, including the expected production capacity of our Marina facility and plans to deliver the first parts from our Ohio facility in mid-2025; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model and our cash spending outlook for 2025. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan", "intend", "believe", "may", "will", "should", "can have", "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets, including the need to negotiate additional definitive agreements related to such operations; our ability to satisfy the closing conditions, including the negotiation of certain agreements receipt of required governmental and shareholder approvals, required to receive the additional investment from Toyota on the expected timelines or at all; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled "Risk Factors" in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 27, 2024, our Quarterly Report on Form 10-Q, filed with the SEC on November 6, 2024, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management's estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

CONTACT DETAILS

Investors:
investors@jobyaviation.com

Media:
press@jobyaviation.com

Q4 2024 Shareholder Letter February 26, 2025 Joby Aviation 15